CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 17, 2006, relating to the financial statements and financial highlights which appears in the March 31, 2006 Annual Report to Shareholders of Institutional Daily Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings Financial Highlights, Counsel and Independent Registered Public Accounting Firm and Financial Statements in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
July 27, 2006